Exhibit 10.20

Date: October 18, 2007

Re:	Approval of amendment and waiver

To:	Fabrinet

Fabrinet Co., Ltd.

With reference to your request to amend and waive for the breaches of certain covenants in the following loan agreements:

•	Agreement # 1: Loan Agreement dated 4 March 2004 Credit line $6M

•	Agreement # 2: Loan Agreement dated 6 June 2005 Credit line $8M and Supplemental Memorandum attached to such loan agreement

•	Agreement # 3: Loan Agreement dated 4 April 2007 Credit line $22M and Supplemental Memorandum attached to such loan agreement

The Bank has considered and approved as follows:

A. Amendment on certain conditions

1. Reassessment of collateral value

The Bank has agreed to amend the condition of reassessment of collateral value of such 3 loan agreements as follows:

“The borrower agrees to reassess the value of the collateral upon request by the lender. The borrower shall proceed to have reassessment within 90 days from date of such request by using an appraiser who is accepted by the lender, and the borrower agrees to pay for the related expenses.”

2. To maintain the condition of Mr. David Thomas Mitchell being the key shareholder and the chairman as stipulated in Clause 4 of Agreement #2

“As of the Agreement date, Mr. David Thomas Mitchell is the key shareholder, holding twenty (20)% of total shares, and shall be the chairman of the Company. If his shareholding percentage falls below ten (10)% or if he ends his office as the key management, the Company shall notify the Bank within thirty (30) days after his share dilution or ending his management.

3. DSCR (Debt Service Coverage Ratio)

The Bank has agreed to change the calculation formula of DSCR under the Agreement # 1 and # 2 to be the same as Agreement # 3 (dated 4 April 2007 credit line $22M) as follows:

“The Borrower shall maintain Debt Service Coverage Ratio (DSCR) not lower than 2.50.

Debt Service Coverage Ratio (DSCR) is calculated by

Earning before interest and depreciation and amortization + Cash on Hand – Short-term Debt

Current portion of Long-term Debt + Interest Expenses”

4. Changes of jurisdiction status

The Bank has consented to amend this condition of such 3 loan agreements as follows:

“The Company shall inform to the bank within 90 days after any changes in major shareholders or key management or members of the board or authorized signatory or company’s stamp or any other significant matters that could effect the financial and business operations of the company.

5. Debt service reserve account

The Bank has agreed to cancel the requirement of having the Debt service reserve account for Agreement # 1 and # 2, however, still to maintain this condition for Agreement # 3 by having additional conditions as follows:

1.	The Company shall open a reserve account, separately from the operating accounts, within 30 days from date of this letter.

2.	The Company shall deposit the fund for the required principal and interest payment, within 3 months after starting production.

6. Dividend payment condition

The Bank has agreed to cancel the dividend payment condition for the 3 loan agreements only for condition regarding the limited ratio of dividend payment to net profit.

B. Waiver of certain breaches of covenants in the past

1. Mortgage machines to EXIM Bank

With reference to the Agreement # 3, the Bank has consented that the Company mortgaged machinery of Baht 18,920,000 with EXIM Bank on 12 July 2007.

2. Debt service reserve account

The Bank has agreed to waive and cancel the requirement to open a reserve account for the Agreement #1 and # 2.

3. D/E ratio and DSCR ratio

The Bank has waived on the non-compliance with the following financial ratio:

As of June 2005, D/E Ratio = 2.10 which exceeded 2 times

As of December 2005, D/E Ratio = 2.05 which exceeded 2 times

As of December 2006, DSCR Ratio = 1.92 which was lower than 2 times

4. Breach due to breach in other clauses

4.1 With reference to the Agreement # 2 and the Agreement # 1, the Bank has waived for the breach due to breach in Clause 12 in Loan Agreement, reassessment of collateral value and Clause 5.1 under Supplemental Memorandum, DSCR (Debt Service Coverage Ratio).

4.2 With reference to the Agreement # 3, the Bank has waived the non-compliance due to breach in other clauses for the matters waived in this letter from date of the agreement until present.

C. Other conditions

Additional condition is as follows:

RPN Credit line $2M shall have no outstanding balance for at least 15 days per year.

For your acknowledgement and thank you for continuous using the Bank service.

Best Regards (Mr. Thongchai Hanpongsajit) Donmuang Regional Manager and Acting Rangsit Regional Manager

We accept and will conform with the conditions.

Fabrinet and Fabrinet Co., Ltd.

Date: